Exhibit 99.1

Contact:	800 S. Douglas Road, 12t h Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec to Acquire Precision Pipeline, LLC

Coral Gables, FL (November 3, 2009) — MasTec, Inc. (NYSE: MTZ) today announced that it has signed a definitive agreement to acquire Precision Pipeline, LLC, a leading natural gas, crude oil and refined products transmission pipeline infrastructure services provider in North America for a purchase consideration of $150 million, subject to certain purchase price adjustments and an earnout. The transaction is contingent on financing availability on terms and conditions acceptable to MasTec, in its sole discretion, and there is no break-up fee if such financing is not available.

Based in Eau Claire, Wisconsin, Precision is a leading energy infrastructure services provider, specializing in the construction and maintenance of large diameter pipelines. Precision’s experience in the long-haul, interstate pipeline industry will complement MasTec’s existing energy infrastructure service offerings, which include natural gas gathering systems, processing plants and compression stations and mid-stream pipelines. Precision employs a team of highly-skilled unionized workers and tradesmen which it deploys throughout North America and utilizes a significant pool of specialized pipeline construction equipment. With the acquisition of Precision, MasTec will become one of the leading pipeline contractors in the country, capable of providing a full array of construction services to oil and gas producers, as well as mid-stream and interstate pipeline operators.

Precision has experienced significant growth over the past several years. Precision generated $303 million of revenue and $37 million in EBITDA in 2007 and $507 million of revenue and $93 million in EBITDA in 2008. For the full year of 2009, Precision estimates revenue of slightly less than $300 million and EBITDA of about $60 million. The reduction in earnings in 2009 as compared to 2008 is primarily due to lower revenue as the result of a softer natural gas and petroleum pipeline construction market amidst a global economic downturn. Precision had over $500 million in backlog as of September 30, 2009. The acquisition is expected to be accretive for MasTec in 2010 by at least $0.08 earnings per share, before amortization of acquisition- related intangibles.

Jose Mas, MasTec’s President and CEO noted, “We are very pleased with the acquisition of Precision. The Company has an excellent and motivated management team that will remain in place to continue its growth. With the acquisition of Precision, we will significantly expand our capabilities in the natural gas, crude oil and refined petroleum product pipeline industries, which we believe will be solid areas of growth for years to come. Over the last few years, we have invested heavily in positioning MasTec in industries that we believe will have significant growth opportunities. This acquisition complements our recent growth in renewables, electric transmission line construction and wireless infrastructure services.”

Mr. Mas concluded, “MasTec continues to generate significant cash flow from its existing operations and management is often asked about our expected uses of the cash flow. We believe the acquisition of a well managed company with a proven track record, strong management team, and solid backlog that exposes MasTec to new geographies, customers and service offerings at an attractive multiple is one of the best ways to deploy capital and increase shareholder value.”

MasTec believes that U.S. energy policy goals will continue to favor clean, domestic sources of energy and the Company expects to be a leading player in that effort in both renewable energy and natural gas pipeline construction. With recent developments in drilling and completion technologies for oil and gas, particularly the new shale gas fields, MasTec expects new production fields to be developed and old fields to be expanded significantly. MasTec expects that the resulting incremental production will provide continuing construction opportunities as oil and gas producers and pipeline operators move this oil, gas and refined products to markets via pipelines. With oil prices currently close to $80 per barrel and natural gas futures prices improving, MasTec believes that this market will continue to grow with excellent margin opportunities. As evidence of this expected growth, as of October 15, 2009, the Federal Energy Regulatory Commission had over 5,000 miles of pending major pipeline projects on file.

Bob Campbell, MasTec’s Executive Vice President of Finance and CFO, noted, “Our purchase agreement includes a requirement to obtain at least $75 million in financing and we are currently reviewing our financing options. Our current capital structure, liquidity and cash flows are all in excellent shape today which enables us to do this very attractive acquisition. MasTec’s liquidity as of September 30, 2009 was $183 million, with liquidity defined as cash plus availability on its senior credit facility. Cash flow from operations for September year-to-date 2009 was $86 million which was double the cash flow for the same period last year.”

In addition to the availability of financing, the transaction is subject to MasTec obtaining all necessary consents from MasTec’s lenders under its credit facility, Hart-Scott-Rodino Act approval and normal closing conditions and timelines and MasTec expects to close the transaction sometime before the end of the fourth quarter. Definitive details of the transaction, along with historical financial information, are included in the 8-K which is being filed with the SEC.

Management will also hold a conference call to discuss this transaction on Wednesday, November 4, 2009 at 8:30 a.m. Eastern time. Accompanying slides will be posted on the investor relations section of the Company’s website at www.mastec.com. The dial-in number for the conference call is (719) 325-4894 and the replay number is (719) 457-0820, with a pass code of 1432517. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website.

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions)

	2009	2008	2007
	(Estimated)

Net income	$44	$83.3	$32.2
Depreciation & amortization	10	8.7	4.3
Interest expense, net	2	0.8	0.7
Taxes	4	0.0	0.0

EBITDA	$60	$92.9	$37.1

Tables may contain slight summation differences due to rounding.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on our current expectations and are subject to risks, uncertainties, and other factors, some of which are beyond our control, that are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include; our ability to obtain Hart-Scott Rodino Act approval for our Precision acquisition, or termination of the applicable waiting period; our ability to consummate the Precision acquisition on a timely basis or at all; our ability to retain qualified personnel and key management, integrate Precision with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisition at or above the levels projected; our ability to maintain and grow the customer relationship with Precision’s two principal customers and/or replace such contracts or otherwise obtain new business; delays associated with any of Precision’s projects; the demand for oil and natural gas; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the oil and gas industry; the impact of any Precision liabilities that are unknown to us; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of Precision’s unionized workforce on our operations, including labor availability and relations; liabilities associated with Precision’s multiemployer union pension plans, including underfunding liabilities; further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect our customers’ industries; our ability to retain qualified personnel and key management from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; increases in fuel, maintenance, materials, labor and other costs; any liquidity issues related to our securities held for sale; any adverse determination of any claim, lawsuit or proceeding; the highly competitive nature of our industry; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes and any future loans or securities; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, including in connection with our acquisition of Precision, or conversions of convertible notes or other stock issuances; the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; and the other factors referenced in the reports we furnish to and file with the SEC. We do not undertake any obligation to update forward-looking statements.